Exhibit 7.04

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 26, 2017 by and among Sinovac (Cayman) Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Sinovac Holding (Cayman) Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Holdco”), Mr. Weidong Yin (the “Chairman”) and SAIF Partners IV L.P., an exempted limited partnership registered under the Laws of the Cayman Islands (“SAIF” and, together with the Chairman, the “Rollover Shareholders” and each, a “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amalgamation Agreement (as defined below).

WHEREAS, Parent, Sinovac Amalgamation Sub Limited, an international business corporation incorporated under the Laws of Antigua and Barbuda and a wholly-owned subsidiary of Parent (“Amalgamation Sub”) and Sinovac Biotech Ltd., a company limited by shares incorporated under the Laws of Antigua and Barbuda and listed on the NASDAQ Global Select Market (the “Company”) have, concurrently with the execution of this Agreement, entered into an amalgamation agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Amalgamation Agreement”), which provides, among other things, for the amalgamation of Amalgamation Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Amalgamation”), upon the terms and subject to the conditions set forth in the Amalgamation Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the issued and outstanding Shares, Company Options and/or Company RSs (as applicable) as set forth opposite such Rollover Shareholder’s name under column “Owned Securities” on Schedule A hereto (with respect to each Rollover Shareholder, the “Owned Securities”) (the Owned Securities, together with any other Shares, Company Options and/or Company RSs acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all such Rollover Shareholder’s obligations under this Agreement, including any Shares, Company Options and/or Company RSs acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Amalgamation, each Rollover Shareholder agrees to (a) have his or its respective Shares as set forth opposite such Rollover Shareholder’s name under the column “Rollover Shares” on Schedule A hereto (the “Rollover Shares”) cancelled for no consideration in connection with the Amalgamation, (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing and (c) vote the Securities at the Shareholders’ Meeting in favor of the Amalgamation, in each case, in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, in order to induce Parent and Amalgamation Sub to enter into the Amalgamation Agreement and consummate the Transactions, the Rollover Shareholders are entering into this Agreement;

WHEREAS, each Rollover Shareholder acknowledges that Parent and Amalgamation Sub are entering into the Amalgamation Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1           Voting. From and after the date hereof until the earlier of (x) the Effective Time and (y) the termination of the Amalgamation Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Rollover Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders proposed in accordance with the articles of incorporation and by-laws of the Company, such Rollover Shareholder shall (i) in the case of a meeting, appear or cause his or its Representative(s) to appear at such meeting or otherwise cause his or its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution proposed in accordance with the articles of incorporation and by-laws of the Company, if applicable) all of such Rollover Shareholder’s Securities:

(a)          for authorization and approval of the Amalgamation Agreement, the Plan of Amalgamation and the Transactions, including the Amalgamation, and any action required in furtherance thereof,

(b)          against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Amalgamation Agreement and the Transactions, including the Amalgamation, or in competition or inconsistent with the Transactions, including the Amalgamation,

(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transactions, including the Amalgamation, or this Agreement or the performance by such Rollover Shareholder of his or its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, amalgamation, consolidation or other business combination involving any Group Company (other than the Amalgamation); (ii) a sale, lease or transfer of a material amount of assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company or a reorganization, recapitalization or liquidation of any Group Company; (iii) an election of new members to the Company Board, other than nominees to the Company Board who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Amalgamation Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation and by-laws, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Amalgamation Agreement, except if approved in writing by Parent,

(d)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Amalgamation Agreement, or of such Rollover Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Amalgamation,

(e)          in favor of any adjournment or postponement of the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered (and any adjournment or postponement thereof), and

(f)          in favor of any other matter necessary to effect the Transactions, including the Amalgamation.

Any such vote (including by proxy or written resolution proposed in accordance with the articles of incorporation and by-laws of the Company, if applicable) on the matters described in paragraphs (a) – (f) hereof by such Rollover Shareholder shall be cast or submitted in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (including by proxy or written resolution proposed in accordance with the articles of incorporation and by-laws of the Company, if applicable).

Section 1.2           Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          Effective immediately upon the execution of the Amalgamation Agreement, without any further action by any person, and only in the event and to the extent that such Rollover Shareholder fails to perform his or its obligations under Section 1.1 above, each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as his or its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution proposed in accordance with the articles of incorporation and by-laws of the Company, if applicable) such Rollover Shareholder’s Shares in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Shareholder prior to the execution of this Agreement in respect of the voting of such Rollover Shareholder’s Shares, if any, are not irrevocable and each Rollover Shareholder hereby revokes (and shall cause to be revoked if necessary) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Rollover Shareholder’s Shares. Each Rollover Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)          Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Amalgamation Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Rollover Shareholder agrees to vote such Rollover Shareholder’s Shares in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3           Restrictions on Transfers. Except as provided for in Article III below or pursuant to the Amalgamation Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Rollover Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by amalgamation, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions or this Agreement or the performance by the Company of its obligations under the Amalgamation Agreement or by any Rollover Shareholder from performing any of his or its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided that the foregoing shall not prevent the conversion of Company Options into the right to receive payment in accordance with the terms of, and to the extent provided in, the Amalgamation Agreement. Any purported Transfer in violation of this Section 1.3 shall be null and void.

ARTICLE II

ROLLOVER SHARES

Section 2.1           Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Rollover Shareholder agrees that his or its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than his or its Rollover Shares, all equity securities of the Company held by such Rollover Shareholder, if any, shall be treated as set forth in the Amalgamation Agreement and not be affected by the provisions of this Agreement. Each Rollover Shareholder shall take all actions necessary to cause the number of Rollover Shares opposite such Rollover Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.2           Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Rollover Shareholder in accordance with Section 2.1, Holdco shall issue to such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an Affiliate of such Rollover Shareholder), and such Rollover Shareholder or his or its Affiliate (as applicable) shall subscribe for, the number of Holdco Shares, at par value per share, equal to the number of Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 2.1 above. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Holdco, Parent and Amalgamation Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 2.1 above, and (b) such Rollover Shareholder shall have no right to the Amalgamation Consideration in respect of the Rollover Shares held by such Rollover Shareholder.

Section 2.3           Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 7.01 and 7.02 of the Amalgamation Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 2.4           Deposit of Rollover Shares. No later than five (5) Business Days prior to the Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE ROLLOVER SHAREHOLDERS

Section 3.1           Representations and Warranties. Each Rollover Shareholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

(a)          such Rollover Shareholder has the requisite full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)          this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder and no other actions or proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)          assuming due authorization, execution and delivery by Parent, Holdco and the other Rollover Shareholders, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)          (i) such Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, his or its Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of his or its Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, the Laws of Antigua and Barbuda, the Laws of Cayman Islands, PRC Laws and the terms of this Agreement; (ii) his or its Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Rollover Shareholder has not Transferred any interest in any of his or its Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than his or its Owned Securities, such Rollover Shareholder does not own, beneficially or of record, any Shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of his or its Rollover Shares, except as contemplated by this Agreement;

(e)          except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, and the rules and regulations of NASDAQ, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets;

(f)          there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person, or, to the knowledge of such Rollover Shareholder, threatened against any such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(g)          such Rollover Shareholder has been afforded the opportunity to ask such questions as he or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and such Rollover Shareholder acknowledges that he or it has been advised to discuss with his or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)          such Rollover Shareholder understands and acknowledges that Parent, Amalgamation Sub and the Company are entering into the Amalgamation Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2           Covenants. Each Rollover Shareholder hereby:

(a)          agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(b)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Amalgamation that such Rollover Shareholder may have with respect to such Rollover Shareholder’s Securities prior to the Expiration Time;

(c)          agrees to permit the Company and Parent to publish and disclose in any press release, the Proxy Statement (including all documents filed with the SEC in accordance therewith) and any other disclosure documents in connection with the Amalgamation Agreement and any filings with or notices to any Governmental Authority in connection with the Transactions, such Rollover Shareholder’s identity and beneficial ownership of Shares, Securities or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the Company or Parent reasonably determines in its good faith judgement is required to be disclosed by Law;

(d)          agrees and covenants, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within forty-eight (48) hours) notify Parent and the Company of any new Shares, Securities and/or other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares, or upon exercise or conversion of any securities of the Company after the date hereof. Any such Shares, Securities and/or other securities of the Company shall automatically be deemed as “Owned Securities” held by such Rollover Shareholder pursuant to the terms of this Agreement, and Schedule A hereto shall be deemed amended accordingly; and

(e)          agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Each of Parent and Holdco represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Closing:

(a)          each of Parent and Holdco is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Holdco and the execution, delivery and performance of this Agreement by Parent and Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Holdco and no other corporate actions or proceedings on the part of Parent and Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b)          except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco, or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco any of their properties or assets;

(c)          except as contemplated by the Amalgamation Agreement or otherwise agreed to by the parties hereto, at and immediately after the Closing, there shall be (i) no options, warrants, or other rights to acquire share capital of Holdco or Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Holdco or Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities; and

(d)          at the Rollover Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V

TERMINATION

This Agreement, and the obligations of the Rollover Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Effective Time and (b) the date of termination of the Amalgamation Agreement in accordance with its terms (unless the Company shall have made a claim under this Agreement, in which case this Agreement shall terminate upon the resolution of such action and, to the extent applicable, the satisfaction by the parties hereto of any obligation finally determined or otherwise agreed to be owed by the parties hereto pursuant to this Agreement). Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Amalgamation fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Holdco and Parent shall promptly take all such actions as are necessary to restore each such Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1           Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

(i)          If to a Rollover Shareholder, to the address set forth next to such Rollover Shareholder’s name on Schedule A hereto.

(ii)          If to Parent and/or Holdco:

c/o No. 39 Shangdi Xi Road,
Haidian District, Beijing 100085
People’s Republic of China
Attention:	Weidong Yin
Facsimile:	+86 10 6296 6910

With a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Hong Kong
Attention:	David T. Zhang, Esq.
Facsimile:	+852-3761-3301
E-mail:	david.zhang@kirkland.com

Section 6.2           Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in his or its capacity as a beneficial owner of Securities and not in any other capacity (including without limitation any capacity as a director of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder or his or its Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with his or its fiduciary duties under applicable Law.

Section 6.3           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.4           Entire Agreement. This Agreement and the Amalgamation Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

Section 6.5           Specific Performance. Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent or Holdco and the Company, Parent, Holdco and the Company shall each have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent and/or Holdco and/or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco and/or Parent and/or the Company.

Section 6.6           Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholders, Holdco, Parent and the Company (acting only upon the recommendation of the Special Committee), or in the case of a waiver, by the party against whom the waiver is to be effective and the Company (acting only upon the recommendation of the Special Committee). Notwithstanding the foregoing, no failure or delay by a party hereto or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.7           Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Subject to the last sentence of this Section 6.7, any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 6.9           No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that, notwithstanding anything to the contrary contained herein, the Company shall be an express third party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including the rights provided under Section 6.5.

Section 6.10         Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties and the Company (acting only upon the recommendation of the Special Committee), except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Amalgamation Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.11         No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.12         Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email .pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, email .pdf format or otherwise) to the other parties; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform his or its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

Sinovac (Cayman) Limited

By:	/s/ Weidong Yin
Name: Weidong Yin
Title: Director

HOLDCO

SINOVAC HOLDING (CAYMAN) LIMITED

By:	/s/ Weidong Yin
Name: Weidong Yin
Title: Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS

WEIDONG YIN

/s/ Weidong Yin

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS

SAIF PARTNERS IV L.P.

By SAIF IV GP, L.P. its general partner

By SAIF IV GP Capital Ltd., its general partner

By:	/s/ Andrew Y. Yan
Name: Andrew Y. Yan
Title: Authorized Signatory

[Signature Page to Support Agreement]

SCHEDULE A

		Owned Securities
Name	Notice Address	Shares	Company Options	Company RSs	Rollover Shares	Holdco Shares
Chairman	No. 39 Shangdi West Road, Haidian District, Beijing, 100085, China Facsimile: +86 10 6296 6910 E-mail: yinwd@sinovac.com	6,049,500	150,000	0	6,049,500	6,049,500
SAIF	c/o SAIF Advisors Limited Suites 2516-2520, Two Pacific Place, 88 Queensway, Hong Kong Attention: Kenneth Lee Facsimile: +852 2234 9116 E-mail: klee@saif.com	10,780,820	0	0	10,780,820	10,780,820